Exhibit 99.1
HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Dollars in thousands)	2010	2009
	(Unaudited)
Assets
Cash and due from banks	$55,983	$56,235
Interest-bearing deposits in banks	1,021,821	787,722

Total cash and cash equivalents	1,077,804	843,957

Residential mortgage loans held for sale (at fair value)	7,810	37,885
Investment securities available for sale (amortized cost $947,420 and $1,068,649, respectively)	922,134	1,038,153
Investment securities held to maturity (fair value $23,287 and $25,192, respectively)	23,430	25,324
Federal Home Loan Bank stock, Federal Reserve Bank stock and other investments	46,252	44,647
Loans and leases	2,840,037	2,955,493
Less: Allowance for loan losses	(69,229)	(66,620)

Net loans and leases	2,770,808	2,888,873
Premises and equipment, net	45,780	47,160
Accrued interest receivable	14,916	15,150
Goodwill	21,622	21,622
Intangible assets, net	20,636	21,753
Bank-owned life insurance	90,965	90,216
Other assets	115,281	113,056

Total assets	$5,157,438	$5,187,796

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$518,375	$523,475
Interest-bearing:
Checking	645,900	665,039
Money market	820,741	887,423
Savings	333,831	319,293
Time deposits	1,618,528	1,549,617

Total deposits	3,937,375	3,944,847
Federal funds purchased and short-term securities sold under agreements to repurchase	68,067	71,470
Other short-term borrowings	51,471	51,390
Long-term borrowings	666,234	679,889
Accrued interest payable	36,235	38,327
Subordinated debt	93,851	93,828
Other liabilities	47,324	46,474

Total liabilities	4,900,557	4,926,225

Shareholders’ equity:
Series preferred stock, par value $1 per share; authorized 8,000,000 shares, none issued	—	—
Common stock, par value $1 per share; authorized 200,000,000 shares; issued 43,139,515 shares at March 31, 2010 and December 31, 2009, respectively	43,140	43,140
Additional paid-in capital	380,206	380,134
(Accumulated deficit) retained earnings	(150,020)	(141,872)
Accumulated other comprehensive loss	(16,436)	(19,822)
Treasury stock, at cost: 527 shares at March 31, 2010 and December 31, 2009, respectively	(9)	(9)

Total shareholders’ equity	256,881	261,571

Total liabilities and shareholders’ equity	$5,157,438	$5,187,796

See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,
(Dollars in thousands except per share information)	2010	2009
	(Unaudited)
Interest Income
Loans and leases, including fees	$36,715	$48,156
Investment securities:
Taxable	8,085	11,786
Exempt from federal taxes	2,446	3,569
Deposits in banks	463	127

Total interest income	47,709	63,638

Interest Expense
Savings and money market deposits	3,844	6,171
Time deposits	9,914	14,693
Short-term borrowings	741	128
Long-term borrowings	6,616	7,342

Total interest expense	21,115	28,334

Net interest income	26,594	35,304
Provision for loan losses	13,400	7,121

Net interest income after provision for loan losses	13,194	28,183

Noninterest income
Service charges	3,598	4,194
Gain on sales of investment securities, net	2,205	1,952
Other-than-temporary impairment losses	(1,285)	(1,344)
Gain on mortgage banking sales, net	1,276	1,698
Wealth management	3,912	4,322
Bank-owned life insurance	749	778
Other income	1,648	4,559

Total noninterest income	12,103	16,159
Noninterest expense
Salaries, wages and employee benefits	16,493	20,279
Occupancy	4,010	4,206
Furniture and equipment	1,325	1,608
Professional fees	2,587	1,570
Intangibles expense	1,116	948
FDIC deposit insurance	3,354	2,787
Other expense	7,147	7,223

Total noninterest expense	36,032	38,621

(Loss) income before income taxes	(10,735)	5,721
Income tax (benefit) expense	(2,587)	1,126

Net (loss) income	$(8,148)	$4,595

Net (loss) income per share information:
Basic	$(0.19)	$0.11

Diluted	$(0.19)	$0.11

Cash dividends per share	$—	$0.10

Weighted average number of common shares:
Basic	43,138,988	42,990,542

Diluted	43,138,988	43,018,233

See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Unaudited)
(Dollars and share information in thousands)
Three Months Ended March 31, 2010

	Common	Treasury			(Accumulated	Accumulated
	Stock	Stock		Additional	Deficit)	Other
	Number of	Number of		Paid	Retained	Comprehensive			Comprehensive
	shares	shares	Par Value	in Capital	Earnings	(Loss) Income	Treasury	Total	(Loss) Income
Balance, January 1, 2010	43,140	(1)	$43,140	$380,134	$(141,872)	$(19,822)	$(9)	$261,571
Stock based compensation expense	—	—	—	72	—	—	—	72
Net loss	—	—	—	—	(8,148)	—	—	(8,148)	$(8,148)
Other comprehensive income, net of reclassifications and tax	—	—	—	—	—	3,386	—	3,386	3,386

Comprehensive loss									$(4,762)

Balance, March 31, 2010	43,140	(1)	$43,140	$380,206	$(150,020)	$(16,436)	$(9)	$256,881

Three Months Ended March 31, 2009

	Common	Treasury				Accumulated
	Stock	Stock		Additional		Other
	Number of	Number of		Paid	Retained	Comprehensive			Comprehensive
	shares	shares	Par Value	in Capital	Earnings	(Loss)	Treasury	Total	(Loss) Income
Balance, January 1, 2009	43,022	(76)	$43,022	$379,551	$82,295	$(29,017)	$(1,144)	$474,707
Issuance of stock for stock options, net of excess tax benefits	—	36	—	(144)	—	—	545	401
Issuance of stock under dividend reinvestment and stock purchase plan	28	40	28	(268)	—	—	599	359
Stock based compensation expense	—	—	—	79	—	—	—	79
Net income	—	—	—	—	4,595	—	—	4,595	$4,595
Other comprehensive loss, net of reclassifications and tax	—	—	—	—	—	(2,168)	—	(2,168)	(2,168)
Cash dividends	—	—	—	—	(4,260)	—	—	(4,260)

Comprehensive income									$2,427

Balance, March 31, 2009	43,050	—	$43,050	$379,218	$82,630	$(31,185)	$—	$473,713

See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months ended March 31,
(Dollars in thousands)	2010	2009
Operating Activities:
Net cash provided by (used in) operating activities	$32,011	$(19,013)

Investing Activities:
Proceeds from sales of investment securities available for sale	60,625	102,932
Proceeds from maturity or calls of investment securities held to maturity	—	9,441
Proceeds from maturity or calls of investment securities available for sale	61,850	47,213
Proceeds, redemption of Federal Home Loan Bank stock and reduction in other investments	—	24
Purchases of investment securities available for sale	—	(104,072)
Purchase of Federal Home Loan Bank stock, Federal Reserve Bank stock and other investments	(1,604)	(5,213)
Other net decrease (increase) in loans	103,730	95,113
Net cash paid due to acquisition	—	(877)
Purchases of premises and equipment	—	(2,458)
Proceeds from sales of premises and equipment	—	10
Proceeds from sales of other real estate	536	658

Net cash provided by investing activities	225,137	142,771

Financing Activities:
Net (decrease) increase in deposits	(7,472)	208,986
Decrease in federal funds purchased and securities sold under agreements to repurchase	(3,403)	(31,917)
Increase in other short-term borrowings	81	1,025
Repayments of long-term borrowings	(12,507)	(22,556)
Cash dividends	—	(4,260)
Proceeds from the exercise of stock options	—	401
Proceeds from issuance of stock under dividend reinvestment and stock purchase plan	—	359

Net cash (used in) provided by financing activities	(23,301)	152,038

Net increase in cash and cash equivalents	233,847	275,796
Cash and cash equivalents at beginning of period	843,957	102,526

Cash and cash equivalents at end of the period	$1,077,804	$378,322

Cash paid during the period for:
Interest	$24,350	$29,000

Income taxes	$—	$622

Supplemental disclosure of noncash investing and financing activities:
Transfer of assets from loans to other real estate owned	$916	$1,080

See accompanying notes to consolidated financial statements.

HARLEYSVILLE NATIONAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Summary of Significant Accounting Policies
Principles of Consolidation and Basis of Presentation
All normal recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the consolidated financial statements, have been included. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the accompanying notes in Harleysville National Corporation’s (the Corporation) Annual Report on Form 10-K for the year ended December 31, 2009. The results of operations presented for the three month period ended March 31, 2010 are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. We reviewed subsequent events and determined that no further disclosures were required.
The consolidated financial statements include the Corporation and its wholly owned subsidiaries Harleysville National Bank (the Bank), HNC Financial Company and HNC Reinsurance Company. All significant intercompany accounts and transactions have been eliminated in consolidation and certain prior period amounts have been reclassified to conform to current year presentation.
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the balance sheets and the income and expense in the income statements for the periods presented. Actual results could differ significantly from those estimates. Critical estimates include the determination of the allowance for loan losses, goodwill and other intangible assets impairment, fair value measurement for investment securities available for sale, inclusive of other-than-temporary impairment, and deferred income taxes.
For additional information on other significant accounting policies, see Note 1 of the Consolidated Financial Statements of the Corporation’s 2009 Annual Report on Form 10-K.
Recent Accounting Pronouncements
In December 2009, the FASB issued ASU No. 2009-16 codifying the new guidance issued in June 2009 regarding the Transfer of Financial Assets. This guidance requires entities to provide more information about sales of securitized financial assets and similar transactions, particularly if the seller retains some risk in the assets. The guidance eliminates the concept of a qualifying special-purpose entity, changes the requirements for the derecognition of financial assets, and enhances the disclosure requirements for sellers of the assets. This guidance was effective for the fiscal year beginning after November 15, 2009. The adoption of ASU No. 2009-16 on January 1, 2010 did not have a material impact on the financial statements.
In December 2009, the FASB issued ASU No. 2009-17 codifying the new guidance issued in June 2009 regarding Consolidations. The guidance requires an enterprise to perform an analysis to determine whether the enterprise’s variable interest or interests give it a controlling financial interest in a variable interest entity (which would result in the enterprise being deemed the primary beneficiary of that entity and, therefore, obligated to consolidate the variable interest entity in its financial statements); to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity; to revise guidance for determining whether an entity is a variable interest entity; and to require enhanced disclosures that will provide more transparent information about an enterprise’s involvement with a variable interest entity. The guidance was effective for interim periods as of the beginning of the first annual reporting period beginning after November 15, 2009. The adoption of ASU No. 2009-17 on January 1, 2010 did not have a material impact on the financial statements.
Note 2 — Agreement and Plan of Merger
Merger with First Niagara Financial Group, Inc.
On April 9, 2010, First Niagara Financial Group, Inc. (First Niagara) acquired all of the outstanding common shares of the Corporation and thereby acquired all of the Bank’s 83 branch locations across nine Eastern Pennsylvania counties. Under the terms of the merger agreement, the Corporation’s stockholders received 0.474 shares of First Niagara common stock in exchange for each share of Corporation common stock, resulting in First Niagara issuing 20.3 million common shares of First Niagara common stock with an acquisition date fair value of $298.7 million. Also under the terms of the merger agreement, the Corporation’s employees became 100% vested in any Corporation stock options they held.

Note 3 — Investment Securities
The amortized cost, unrealized gains and losses, and the estimated fair value of the Corporation’s investment securities available for sale and held to maturity are as follows:

	March 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
	(Dollars in thousands)
Available for sale

Obligations of U.S. government agencies	$500	$2	$—	$502
Obligations of states and political subdivisions	205,104	8,180	(868)	212,416
Residential mortgage-backed securities	675,576	11,842	(12,384)	675,034
Trust preferred pools/collateralized obligations	41,846	176	(31,856)	10,166
Corporate bonds	2,990	28	(434)	2,584
Equity securities	21,404	104	(76)	21,432

Total investment securities available for sale	$947,420	$20,332	$(45,618)	$922,134

Held to maturity
Obligations of states and political subdivisions	$23,430	$80	$(223)	$23,287

Total investment securities held to maturity	$23,430	$80	$(223)	$23,287

	December 31, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	Losses	Fair Value
	(Dollars in thousands)
Available for sale

Obligations of U.S. government agencies	$500	$3	$—	$503
Obligations of states and political subdivisions	214,452	7,168	(1,360)	220,260
Residential mortgage-backed securities	786,502	12,465	(14,877)	784,090
Trust preferred pools/collateralized obligations	42,502	100	(32,733)	9,869
Corporate bonds	3,240	28	(1,053)	2,215
Equity securities	21,453	136	(373)	21,216

Total investment securities available for sale	$1,068,649	$19,900	$(50,396)	$1,038,153

Held to maturity
Obligations of states and political subdivisions	$25,324	$88	(220)	$25,192

Total investment securities held to maturity	$25,324	$88	$(220)	$25,192

The tables below indicate the length of time individual securities have been in a continuous unrealized loss position at March 31, 2010 and December 31, 2009.

	March 31, 2010
	Less than 12 months			12 months of longer			Total
	# of	Fair	Unrealized	# of	Fair	Unrealized	# of	Fair	Unrealized
Description of	Securities	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
Securities	(Dollars in thousands)
Obligations of states and political subdivisions	25	$16,782	$(150)	27	$14,825	$(941)	52	$31,607	$(1,091)
Residential mortgage-backed securities	21	191,551	(1,611)	31	64,271	(10,773)	52	255,822	(12,384)
Trust preferred pools/collateralized debt obligations	—	—	—	13	8,957	(31,856)	13	8,957	(31,856)
Corporate bonds	—	—	—	1	2,056	(434)	1	2,056	(434)
Equity securities	2	1,539	(39)	3	287	(37)	5	1,826	(76)

Totals	48	$209,872	$(1,800)	75	$90,396	$(44,041)	123	$300,268	$(45,841)

	December 31, 2009
	Less than 12 months			12 months of longer			Total
	# of	Fair	Unrealized	# of	Fair	Unrealized	# of	Fair	Unrealized
Description of	Securities	Value	Losses	Securities	Value	Losses	Securities	Value	Losses
Securities	(Dollars in thousands)
Obligations of states and political subdivisions	46	$24,471	$(803)	15	$13,007	$(777)	61	$37,478	$(1,580)
Residential mortgage backed securities	16	123,033	(951)	32	69,491	(13,926)	48	192,524	(14,877)
Trust preferred pools/collateralized debt obligations	—	—	—	14	8,858	(32,733)	14	8,858	(32,733)
Corporate bonds	—	—	—	1	1,437	(1,053)	1	1,437	(1,053)
Equity securities	1	11,826	(174)	9	6,784	(199)	10	18,610	(373)

Totals	63	$159,330	$(1,928)	71	$99,577	$(48,688)	134	$258,907	$(50,616)

Management believes that the unrealized losses associated with the securities portfolio, are temporary in nature, and the Corporation has the ability and intent to hold these investments for the time necessary to recover its cost which may be at maturity (i.e. these investments have contractual maturities that, absent credit default, ensure a recovery of cost). Factors considered in evaluating the securities portfolio for other-than-temporary impairment are the length of time and the extent to which the fair value has been below the cost, analyst reports, analysis of the current interest rate environment, anticipated volatility in the market and the underlying credit rating of the issuers. In certain cases where sufficient data is not available, a cash flow model is utilized.
The changes in the unrealized losses on securities were caused by changes in interest rates, credit spread and liquidity issues in the marketplace.
The Corporation recognized other-than-temporary impairment (OTTI) charges totaling $1.3 million during the first quarter of 2010 primarily as a result of deterioration in three collateralized debt obligation investments in pooled trust preferred securities and five collateralized mortgage obligation investments. The pooled trust preferred securities and four of the five collateralized mortgage obligation investment were deemed impaired in the prior year.
On a quarterly basis, the Corporation evaluates its investment securities for other-than-temporary impairment. For securities deemed to be other-than-temporarily impaired, the Corporation uses cash flow modeling to determine the credit portion of the loss. The credit portion of the loss is recognized in earnings and the noncredit portion on securities not expected to be sold is recognized in other comprehensive income. The credit related OTTI recognized in earnings during each of the three months ended March 31, 2010 and 2009 was $1.3 million. These impairment charges related primarily to collateralized debt obligations and collateralized mortgage obligation investments.
Regarding the securities on which the Corporation recorded OTTI charges in the first quarter of 2009, prior to adoption of the new OTTI requirements at June 30, 2009, the Corporation does not intend to sell the securities and it is not more likely than not that the Corporation will be required to sell the securities before recovery of their amortized costs basis less any current-period credit loss. The securities were assessed to determine the amount of OTTI representing credit losses and the amount related to all other factors. Based upon the discounted cash flow analysis, it was determined that the OTTI was due solely to credit related factors and no prior period cumulative effect adjustment was recorded through retained earnings.

The Corporation utilizes a third party valuation specialist to determine fair value for those securities which have insufficient observable market data available. In order to determine the fair value of these securities, the third party valuation specialist performs a discounted cash flow analysis. All relevant data inputs and the appropriateness of key model assumptions are reviewed by management. These assumptions include, but are not limited to collateral performance projections, historical and projected defaults, and discounted cash flow modeling. The discount rate is calculated utilizing current and observable market spreads for comparably structured credit products.
On a quarterly basis, all pooled trust preferred securities for which the fair value of the investment is less than its amortized cost basis are reviewed for OTTI. For those securities in a loss position, a detailed analysis is performed by management to assess them for OTTI as described below. Management will also assess if the Corporation has the ability and intent to hold the security until the market recovers or maturity for all securities.
In evaluating the pooled trust preferred securities for credit related OTTI, the Corporation considered the following:
•	The length of time and the extent to which the fair value has been less than the amortized cost basis

•	Adverse conditions specifically related to the security, industry, or geographic area

•	The historical and implied volatility of the fair value of the security

•	The payment structure of the debt security

•	Failure of the underlying issuers to make scheduled interest or principal payments

•	Any changes to the rating of the security
After evaluating the criteria above, if certain ratios such as excess collateral, excess subordination and principal shortfall and interest shortfall conditions suggest an uncertainty of future recovery of principal and interest, a discounted cash flow model is obtained from the third party investment specialist. The excess collateral, excess subordination, principal shortfall and interest shortfall ratios are obtained from the Corporation’s third party investment advisor and evaluated by management as a part of the quarterly tranche analysis prepared for each debt security. The principal and interest shortfall ratios reflect the percentage of paying collateral that can be absorbed by defaults prior to the collection of the full contractual payments would be in doubt. The excess subordination calculation represents the remaining subordination available for the Corporation’s tranche after full repayment of principal due to higher tranches.
For every debt security which fails the Corporation’s initial test for OTTI, a discounted cash flow analysis is performed by our third-party investment advisor. When a discounted cash flow analysis is performed, the following assumptions are utilized:
•	Discount rate equal to original coupon spread for the respective security using forward LIBOR rates;

•	No prepayments of the underlying collateral are assumed prior to maturity;

•	Each piece of underlying collateral with existing deferrals/defaults is evaluated individually for future recovery and the recovery rate is adjusted accordingly; and

•
Additional deferrals/defaults of 2.0% are assumed every three years with no recovery. This assumption was developed utilizing historical default experience of approximately 1.2% as provided by our third-party investment advisor, adjusted for a risk-factor to account for the deteriorated market conditions.

Based upon the results of the discounted cash flow analysis, it is determined whether or not the investment return upon debt expiration is at or above par. If the resulting return is below par, a credit related impairment charge is recorded through operations.
For the collateralized mortgage obligation portfolio, a detailed analysis was performed involving a review of delinquency data in relation to projected current credit enhancement and coverage levels based upon certain stress factors. This analysis included a review of third-party investment summary reports to assess the length of time in a loss position and changes in credit ratings. If the calculated principal loss exceeded the current credit enhancement, additional evaluation was required to determine what, if any impairment would be recorded. In order to determine the existence of OTTI, related data such as foreclosures, bankruptcy and real estate owned is analyzed to calculate a default percentage. Based upon completion of the stressed discounted cash flow analysis performed on three collateralized mortgage obligation investments, credit related OTTI charges on collateralized mortgage obligations totaling $577,000 were recorded for the three months ended March 31, 2010. The OTTI charges were recorded because the full contractual principal due was not expected to be recovered upon maturity of the security. The credit related OTTI charge was recorded for the portion deemed uncollectible.
For the other debt securities in the Corporation’s portfolio, while several are in an unrealized loss position, the analysis supports the Corporation’s assumption that future cash flows will not be impacted and the full amount of contractual principal and interest payments will be realized upon maturity.
Securities with a carrying value of $570.0 million and $689.0 million at March 31, 2010 and December 31, 2009, respectively, were pledged to secure public funds, customer trust funds, government deposits and repurchase agreements.
Accrued interest receivable on investment securities was $5.7 million and $6.1 million at March 31, 2010 and December 31, 2009, respectively.

The amortized cost and estimated fair value of investment securities, at March 31, 2010, by contractual maturities are shown in the following table. Actual maturities will differ from contractual maturities because issuers and borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2010
	Held to Maturity		Available for Sale
		Estimated		Estimated
	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value
Due in one year or less:
Obligations of states and political subdivisions	$—	$—	$1,250	$1,253

Total due on one year or less	—	—	1,250	1,253

Due after one year through five years:
Obligations of U.S. government agencies	—	—	500	502
Obligations of states and political subdivisions	—	—	5,608	5,972
Corporate bonds	—	—	500	528

Total due after one year through five years	—	—	6,608	7,002

Due after five years through ten years:
Obligations of states and political subdivisions	8,911	8,904	96,863	98,736
Corporate bonds	—	—	2,490	2,056

Total due after five years through ten years	8,911	8,904	99,353	100,792

Due after ten years:
Obligations of states and political subdivisions	14,519	14,383	101,383	106,455
Trust preferred pools/collateralized debt obligations	—	—	41,846	10,166

Total due after ten years	14,519	14,383	143,229	116,621

Residential mortgage-backed securities	—	—	675,576	675,034
Equity securities	—	—	21,404	21,432

Totals	$23,430	$23,287	$947,420	$922,134

The components of net realized gains on sales of investment securities were as follows:

	Three months ended
	March 31,
	2010	2009
	(Dollars in thousands)
Gross realized gains	$2,205	$2,979
Gross realized losses	—	(1,027)

Net realized gain on sale of investment securities	$2,205	$1,952

The Corporation also holds investments in the Federal Home Loan Bank of Pittsburgh (FHLB) stock totaling $31.3 million as of March 31, 2010 and December 31, 2009. The Corporation is required to maintain a minimum amount of FHLB stock as determined by its borrowing levels. As the FHLB stock is not a marketable instrument, it does not have a readily marketable determinable fair value and is not accounted for in a similar manner to other investment securities. FHLB stock is generally viewed as a long-term investment with its value based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Corporation considers criteria in determining the ultimate recoverability of the par value such as 1) the significance of the decline in net assets of the FHLB as compared to the capital stock amount and the length of time this situation has persisted, 2) commitments by the FHLB to make payments required by law or regulation and the level of such payments in relation to the operating performance of the FHLB, 3) the impact of regulatory changes on the FHLB and on its customer base, and 4) the liquidity position of the FHLB. The Corporation has considered the FHLB’s announcement on December 23, 2008 of the suspension of its dividend and capital stock repurchases in the assessment for impairment. In addition, FHLB institutions are generally not required to redeem membership stock until five years after the membership is terminated. Based upon review of the most recent financial statements of FHLB Pittsburgh, management believes it is unlikely that the stock would be redeemed in the future at a price below its par value and therefore management believes that no impairment is necessary related to the FHLB stock at March 31, 2010.
Note 4 — Goodwill and Other Intangibles
The changes in the carrying amount of goodwill by business segment were as follows:

	Community	Wealth
	Banking	Management	Total
	(Dollars in thousands)
Balance, January 1, 2010	$4,835	$16,787	$21,622
Additions / Reductions to goodwill	—	—	—

Balance, March 31, 2010	$4,835	$16,787	$21,622

The gross carrying value and accumulated amortization related to core deposit intangibles and other identifiable intangibles at March 31, 2010 and December 31, 2009 are presented below:

	March 31,		December 31,
	2010		2009
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
	(Dollars in thousands)
Core deposit intangibles	$21,083	$7,040	21,083	$6,228
Other identifiable intangibles	7,209	2,819	7,209	2,570

Total	$28,292	$9,859	$28,292	$8,798

The amortization of core deposit intangibles allocated to the Community Banking segment was $812,000 and $998,000 for the first quarter of 2010 and 2009, respectively, Amortization of identifiable intangibles related to the Wealth Management segment totaled $249,000 and $263,000 for the first quarter of 2010 and 2009, respectively.
Mortgage servicing rights of $2.2 million and $2.3 million at March 31, 2010 and December 31, 2009, respectively are included on the Corporation’s balance sheet in other intangible assets and subsequently measured at the lower of amortized cost or fair value. The mortgage servicing rights had a fair value of $2.2 million and $2.3 million at March 31, 2010 and December 31, 2009, respectively. Servicing assets are amortized in proportion to, and over the period of net servicing income and assessed for impairment based on fair value at each reporting period. At March 31, 2010, the principal balance of residential mortgage loans serviced for others was $335 million. As a result of these assessments, the Corporation recorded a reduction of intangible expense of $51,000 and $487,000 for the first quarters of 2010 and 2009, respectively. The Corporation recorded amortization of mortgage servicing rights in intangibles expense, including impairment assessments, on its consolidated statements of operations of $55,000 and $ (313,000) for the first quarter of 2010 and 2009, respectively.

Note 5 — Federal Home Loan Bank Advances and Trust Preferred Subordinated Debentures
Federal Home Loan Bank Advances
FHLB advances totaled $447.7 million and $461.0 million at March 31, 2010 and December 31, 2009, respectively, all of which were long-term. Commencing in July 2009, the FHLB required the Corporation’s outstanding borrowings with the FHLB be fully collateralized. Any future borrowings with the FHLB are also required to be fully collateralized. The loan collateral are subject to varying market and collateral value haircuts determined by the FHLB. At March 31, 2010, real estate loans with a carrying value of $706.2 million and cash of $145.0 million were pledged as collateral for FHLB borrowings. At December 31, 2009, real estate loans with a carrying value of $736.1 million and cash of $145.0 million were pledged as collateral for FHLB borrowings.
Trust Preferred Subordinated Debentures
As of March 31, 2010, the Corporation has six statutory trust affiliates (collectively, the Trusts). These trusts were formed to issue mandatorily redeemable trust preferred securities to investors and loan the proceeds to the Corporation for general corporate purposes. The Trusts hold, as their sole assets, subordinated debentures of the Corporation totaling $105.5 million at March 31, 2010 and December 31, 2009. The trust preferred securities represent undivided beneficial interests in the assets of the Trusts. The carrying value of the trust preferred subordinated debentures, net of a discount of approximately $14.9 million from the acquisition of Willow Financial, was $93.9 million at March 31, 2010 and $93.8 million at December 31, 2009. The Corporation owns all of the trust preferred securities of the Trusts and has accordingly recorded $3.3 million in other assets on the consolidated balance sheets at March 31, 2010 and December 31, 2009 representing its investment in the common securities of the Trusts. The Trusts qualify as variable interest entities. As the shareholders of the trust preferred securities are the primary beneficiaries, the Trusts are not consolidated in the Corporation’s financial statements.
The trust preferred securities require quarterly distributions to the holders of the trust preferred securities at a rate per annum equal to the interest rate on the debentures held by that trust. The Corporation has the right to defer payment of interest on the debentures, at any time or from time to time for a period not exceeding five years, provided that no extension period may extend beyond the stated maturity of the debentures. During any such extension period, distributions on the trust securities will also be deferred, and the Corporation shall not pay dividends or distributions on, or redeem, purchase or acquire any shares of its capital stock. The Corporation has elected to defer quarterly interest payments on its outstanding subordinated debentures until further notice, beginning with the interest payments that were due on September 15, 2009. This action was taken to conserve capital and in accordance with a directive from the Federal Reserve Bank of Philadelphia (Reserve Bank) to the Corporation, precluding the Corporation from making any interest payments on the subordinated debt associated with trust preferred securities without the prior written approval of the Reserve Bank. Interest continues to be accrued although the interest payments are being deferred. As of March 31, 2010, interest payments on HNC Statutory Trust I, II, III and IV, East Penn Statutory Trust I and Willow Grove Statutory Trust I totaling $2.7 million were due and deferred. Accrued interest payable on subordinated debentures amounted to $3.3 million and $2.1 million at March 31, 2010 and December 31, 2009, respectively. Immediately prior to the completion of the acquisition of the Corporation by First Niagara on April 9, 2010, all contractual interest payments, including amounts previously deferred by the Corporation, were paid in full by the Corporation.
The trust preferred securities must be redeemed upon the stated maturity dates of the subordinated debentures. The Corporation may redeem the debentures, in whole but not in part, (except for Harleysville Statutory Trust II and Willow Grove Statutory Trust I which may be redeemed in whole or in part) at any time within 90 days at the specified special event redemption price following the occurrence of a capital disqualification event, an investment company event or a tax event as set forth in the indentures relating to the trust preferred securities and in each case subject to regulatory approval. For HNC Statutory Trust II, III and IV, East Penn Statutory Trust I and Willow Grove Statutory Trust I, the Corporation also may redeem the debentures, in whole or in part, at the stated optional redemption dates (after five years from the issuance date) and quarterly thereafter, subject to regulatory approval if required. The optional redemption price is equal to 100% of the principal amount of the debentures being redeemed plus accrued and unpaid interest on the debentures to the redemption date. For Harleysville Statutory Trust I, the Corporation could have redeemed the debt securities, in whole or in part, at the stated optional redemption date of February 22, 2011 and semi-annually thereafter, subject to regulatory approval if required. The redemption price on February 22, 2011 was equal to 105.10% of the principal amount, and declines annually to 100.00% on February 22, 2021 and thereafter, plus accrued and unpaid interest on the debentures to the redemption date. The Corporation’s obligations under the debentures and related documents, taken together, constitute a full and unconditional guarantee by the Corporation of the Trust’s obligations under the trust preferred securities.

The following table is a summary of the subordinated debentures as of March 31, 2010 as originated by the Corporation and assumed from the acquisitions of Willow Financial and East Penn Financial:

		Principal
	Principal	Amount of
	Amount of	Trust
	Subordinated	Preferred
	Debentures	Securities
Trust Preferred Subordinated Debentures	(Dollars in thousands)
Issued to Harleysville Statutory Trust I in February 2001, matures in February 2031, interest rate of 10.20% per annum	$5,155	$5,000
Issued to HNC Statutory Trust II in March 2004, matures in April 2034, interest rate of three-month London Interbank Offered Rate (LIBOR) plus 2.70% per annum	20,619	20,000
Issued to HNC Statutory Trust III in September 2005, matures in November 2035, bearing interest at 5.67% per annum through November 2010 and thereafter three-month LIBOR plus 1.40% per annum	25,774	25,000
Issued to HNC Statutory Trust IV in August 2007, matures in October 2037, bearing interest at 6.35% per annum through October 2012 and thereafter three-month LIBOR plus 1.28% per annum	23,196	22,500
Issued to East Penn Statutory Trust I in July 2003, matures in September 2033, interest rate of three-month LIBOR plus 3.10% per annum	8,248	8,000
Issued to Willow Grove Statutory Trust I in March 2006, matures in June 2036, interest rate of three-month LIBOR plus 1.31% per annum	25,774	25,000

Total	$108,766	$105,500

Note 6 — Pension Plans
The Corporation had a non-contributory defined benefit pension plan covering substantially all employees. The plan’s benefits were based on years of service and the employee’s average compensation during any five consecutive years within the ten-year period preceding retirement. On October 31, 2007, the Corporation announced that it formally amended its pension plan to provide for its termination. Employees ceased to accrue additional pension benefits as of December 31, 2007, and pension benefits are not being provided under a successor pension plan. All retirement benefits earned in the pension plan as of December 31, 2007 were preserved and all participants became fully vested in their benefits upon plan termination. The Corporation recorded a one-time pre-tax charge related to the pension plan curtailment of approximately $1.9 million in 2007. On July 3, 2008, the Corporation purchased $896,000 of terminal funding annuity contracts for participants in pay status at that time. During 2008, the majority of assets were distributed to those participants that elected lump sum payments.
In March 2009, the Corporation made a final contribution of $371,000 to the pension plan, which together with the remaining plan assets, was utilized to purchase $435,000 in terminal funding annuity contracts for any remaining participants entering pay status. No further contributions are required to this pension plan.
The Corporation maintains a 401(k) defined contribution retirement savings plan which allows employees to contribute a portion of their compensation on a pre-tax and/or after-tax basis in accordance with specified guidelines. The Corporation previously matched 50% of pre-tax employee contributions up to a maximum of 3% and additionally all eligible employees previously received a company funded basic contribution to the 401(k) plan equal to 2% of eligible earnings. On March 12, 2009, the Corporation’s Board of Directors approved an amendment to the 401(k) plan providing for the suspension of the Corporation’s basic and matching contributions effective for the April 17, 2009 employee bi-weekly pay period until further notice by the Board of Directors. The suspension of employer contributions resulted in retirement-related expense savings of approximately $1.8 million during 2009. Contributions charged to earnings for the three months ended March 31, 2010 and 2009, were $0 and $588,000, respectively.

Note 7 — Authorized Shares of Common Stock and Dividend Reinvestment and Stock Purchase Plan
On May 12, 2009, the Corporation amended its Articles of Incorporation to increase the number of authorized shares of the Corporation’s common stock, par value, $1.00 per share, from 75,000,000 to 200,000,000 shares. The amendment was previously approved and adopted by the Corporation’s shareholders at the annual meeting of shareholders held on April 28, 2009.
On March 12, 2009, the Corporation’s Board of Directors approved amendments to the Corporation’s Dividend Reinvestment and Stock Purchase Plan (DRIP) designed to provide additional benefits for existing shareholders. Beginning April 6, 2009, shareholders could reinvest all or part of their dividends in additional shares of common stock or make additional cash investments for a minimum of $100 and up to $100,000 per calendar quarter, an increase from the prior quarterly limitation of $5,000. In addition, beginning April 6, 2009, existing shareholders could receive a ten percent discount to the market price of the Corporation’s shares on the date shares are purchased. The ten percent discount to the market price was available for all investments made in the Corporation’s shares through the Corporation’s DRIP. This action was part of the Corporation’s ongoing capital enhancement program. On April 28, 2009, the Board of Directors suspended the DRIP until further notice.
Note 8 — (Loss) Earnings Per Share
Basic (loss) earnings per share excludes dilution and are computed by dividing (loss) income available to common shareholders by the weighted average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.
The calculations of basic and diluted (loss) earnings per share are as follows:

	Three Months Ended
	March 31,
(Dollars in thousands, except per share data)	2010	2009

Basic (loss) earnings per share
Net (loss) income available to common shareholders	$(8,148)	$4,595
Weighted average common shares outstanding	43,138,988	42,990,542
Basic (loss) earnings per share	$(0.19)	$0.11

Diluted (loss) earnings per share
Net (loss) income available to common shareholders and assumed conversions	$(8,148)	$4,595
Weighted average common shares outstanding	43,138,988	42,990,542

Dilutive potential common shares (1), (2)	0	27,691

Total diluted weighted average common shares outstanding	43,138,988	43,018,233
Diluted (loss) earnings per share	$(0.19)	$0.11

(1)	Includes incremental shares from assumed conversion of stock options.

(2)	Antidilutive options have been excluded in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common stock.

Note 9 — Other Comprehensive (Loss) Income and Accumulated Other Comprehensive Loss
The components of other comprehensive (loss) income are as follows:
Other Comprehensive (Loss) Income

(Dollars in thousands)	Before tax	Tax Benefit	Net of tax
Three months ended March 31, 2010	Amount	(Expense)	Amount
Net unrealized gains on available for sale securities:
Net unrealized holding gains arising during period	$6,130	$(2,146)	$3,984
Less reclassification adjustment for net gains realized in net income	2,205	(772)	1,433
Less reclassification adjustment for other-than-temporary impairment of available for sale securities recognized in net income	(1,285)	450	(835)

Net unrealized gains	5,210	(1,824)	3,386

Other comprehensive income, net	$5,210	$(1,824)	$3,386

(Dollars in thousands)	Before tax	Tax Benefit	Net of tax
Three months ended March 31, 2009	Amount	(Expense)	Amount
Net unrealized losses on available for sale securities:
Net unrealized holding losses arising during period	$(2,731)	$956	$(1,775)
Less reclassification adjustment for net gains realized in net income	1,952	(683)	1,269
Less reclassification adjustment for other-than-temporary impairment of available for sale securities recognized in net income	(1,344)	470	(874)

Net unrealized losses	(3,339)	1,169	(2,170)
Change in fair value of derivatives used for cash flow hedges	3	(1)	2

Other comprehensive loss, net	$(3,336)	$1,168	$(2,168)

The components of accumulated other comprehensive loss, net of tax, which is a component of shareholders’ equity were as follows:

		Net Change in
		Fair Value of	Accumulated
	Net Unrealized	Derivatives Used	Other
	Losses on Available	for Cash Flow	Comprehensive
(Dollars in thousands)	For Sale Securities	Hedges	Loss

Balance, January 1, 2010	$(19,822)	$—	$(19,822)
Net Change	3,386		3,386

Balance, March 31, 2010	$(16,436)	$—	$(16,436)

Balance, January 1, 2009	$(29,014)	$(3)	$(29,017)
Net Change	(2,170)	2	(2,168)

Balance, March 31, 2009	$(31,184)	$(1)	$(31,185)

Note 10 — Segment Information
The Corporation operates two main lines of business along with several other operating segments. Operating segments are components of an enterprise, which are evaluated regularly by the chief operating decision-maker in deciding how to allocate and assess resources and performance. The Corporation’s chief operating decision-maker is the President and Chief Executive Officer. The Corporation has determined it has two reportable business segments: Community Banking and Wealth Management.
The Community Banking segment provides financial services to consumers, businesses and governmental units primarily in southeastern Pennsylvania and the Lehigh Valley of Pennsylvania. These services include full-service banking, comprised of accepting time and demand deposits, making secured and unsecured commercial loans, mortgages, consumer loans, and other banking services. The treasury function income is included in the Community Banking segment, as the majority of effort and activity of this function is related to this segment. Primary sources of income include net interest income and service fees on deposit accounts. Expenses include costs to manage credit and interest rate risk, personnel, and branch operational and technical support.
The Wealth Management segment includes: trust and investment management services, providing investment management, trust and fiduciary services, estate settlement and executor services, financial planning, and retirement plan and institutional investment services; employee benefits services; and the Cornerstone Companies, registered investment advisors for high net worth, privately held business owners, wealthy families and institutional clients. Major revenue component sources include investment management and advisory fees, trust fees, estate and tax planning fees, brokerage fees, and insurance related fees. Expenses primarily consist of personnel and support charges. Additionally, the Wealth Management segment includes an inter-segment credit related to trust deposits which are maintained within the Community Banking segment using a transfer pricing methodology.
The Corporation has also identified several other operating segments. These operating segments within the Corporation’s operations do not have similar characteristics to the Community Banking or Wealth Management segments and do not meet the quantitative thresholds requiring separate disclosure. These non-reportable segments include HNC Reinsurance Company, HNC Financial Company, and the parent holding company and are included in the “Other” category.

Information about reportable segments and reconciliation of the information to the consolidated financial statements follows:

	Community	Wealth		Consolidated
(Dollars in thousands)	Banking	Management	All Other	Totals

Three Months Ended March 31, 2010

Net interest income (expense)	$28,440	$35	$(1,881)	$26,594

Provision for loan losses	13,400	—	—	13,400
Noninterest income (loss)	9,950	2,241	(88)	12,103
Noninterest expense	33,264	2,385	383	36,032

(Loss) income before income taxes	(8,274)	(109)	(2,352)	(10,735)

Income tax (benefit) expense	(2,038)	(36)	(513)	(2,587)

Net (loss) income	$(6,236)	$(73)	$(1,839)	$(8,148)

Assets	$5,112,064	$35,148	$10,226	$5,157,438

Three Months Ended March 31, 2009

Net interest income (expense)	$36,599	$43	$(1,338)	$35,304

Provision for loan losses	7,121	—	—	7,121
Noninterest income (loss)	11,831	4,421	(93)	16,159
Noninterest expense	33,634	4,835	152	38,621

(Loss) income before income taxes	7,675	(371)	(1,583)	5,721

Income tax (benefit) expense	1,785	(121)	(538)	1,126

Net (loss) income	$5,890	$(250)	$(1,045)	$4,595

Assets	$5,577,426	$56,522	$12,247	$5,646,195

The accounting policies of the segments are the same as those described in the summary of significant accounting policies disclosed in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. Consolidating adjustments reflecting certain eliminations of inter-segment revenues, cash and investment in subsidiaries are included in the “All Other” segment.

Note 11 — Financial Instruments with Off-Balance Sheet Risk
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
The Bank records all derivatives on the balance sheet at fair value. The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Bank has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge. The Bank may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Bank elects not to apply hedge accounting.
The Bank’s maximum exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amounts of those instruments. The Bank uses the same stringent credit policies in extending these commitments as they do for recorded financial instruments and controls exposure to loss through credit approval and monitoring procedures. These commitments often expire without being drawn upon and often are secured with appropriate collateral; therefore, the total commitment amount does not necessarily represent the actual risk of loss or future cash requirements.
The approximate contract amounts are as follows:

	Total Amount
	Committed at
Commitments	March 31,	December 31,
(Dollars in thousands)	2010	2009

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$642,282	$677,388
Standby letters of credit and financial guarantees written	38,557	40,040
Financial instruments whose notional or contract amounts represent credit risk:
Interest rate swap agreements	197,241	208,036

The table below presents the fair value of the Bank’s derivative financial instruments as well as their classification on the consolidated balance sheets as of March 31, 2010 and December 31, 2009:

	Asset Derivatives				Liability Derivatives
	As of March 31, 2010		As of December 31, 2009		As of March 31, 2010		As of December 31, 2009
	Balance Sheet		Balance Sheet		Balance Sheet		Balance Sheet
(Dollars in thousands)	Classification	Fair Value	Classification	Fair Value	Classification	Fair Value	Classification	Fair Value
Derivatives designated as hedging instruments:

Interest Rate Products	Other Assets	$—	Other Assets	$—	Other Liabilities	$228	Other Liabilities	$209

Derivatives not designated as hedging instruments:

Interest Rate Products	Other Assets	$3,766	Other Assets	$3,102	Other Liabilities	$4,049	Other Liabilities	$3,537
The Bank is exposed to changes in the fair value of certain of its fixed rate assets due to changes in benchmark interest rates. The Bank uses interest rate swaps to manage its exposure to changes in fair value on these instruments attributable to changes in the benchmark interest rate. Interest rate swaps designated as fair value hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Bank making fixed-rate payments over the life of the agreements without the exchange of the underlying notional amount. As of March 31, 2010, the Bank had a fair value hedge in the form of an interest rate swap with a current notional amount of $1.8 million which matures in 2017.
For derivatives designated and that qualify as fair value hedges, the gain or loss on the derivative as well as the offsetting loss or gain on the hedged item attributable to the hedged risk are recognized in earnings. The Bank includes the gain or loss on the hedged items in the same line item as the offsetting loss or gain on the related derivatives.
Derivatives not designated as hedges are not speculative and result from a service the Bank provides to certain customers. The Bank executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Bank executes with a third party, such that the Bank minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of March 31, 2010, the Bank had 44 interest rate swaps with an aggregate current notional amount of $195.4 million related to this program with maturity dates ranging from 2010 to 2018.

The tables below present the effect of the Bank’s derivative financial instruments on the consolidated statements of operations for the three months ended March 31, 2010 and 2009:

		(Loss) Recognized
Derivatives in Fair Value	Classification of	on Derivative
Hedging Relationships	Gain/(Loss) Recognized	Three Months Ended
(Dollars in thousands)	on Derivative	March 31,
		2010	2009

Interest Rate Products	Interest income	$(36)	$(23)

Derivatives Not		Gain/(Loss) Recognized
Designated as Hedging	Classification of	on Derivative
Instruments	Gain/(Loss) Recognized	Three Months Ended
(Dollars in thousands)	on Derivative	March 31,
		2010	2009

Interest Rate Products	Interest income	$(57)	$(80)
	Other income	(79)	268

Total		$(136)	$188

The Bank is exposed to certain risks arising from both its business operations and economic conditions. The Bank principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Bank manages economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of its assets and liabilities and the use of derivative financial instruments. Specifically, the Bank enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Bank’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Bank’s known or expected cash receipts and its known or expected cash payments principally related to certain variable rate loan assets and variable rate borrowings.
The Bank has agreements with each of its derivative counterparties that contain a provision where if the Bank defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Bank could also be declared in default on its derivative obligations. The Bank has agreements with some of its derivative counterparties that contain provisions that require the Bank’s debt to maintain an investment grade credit rating from each of the major credit rating agencies. If the Bank’s credit rating is reduced below investment grade, then the Bank may be required to fully collateralize its obligations under the derivative instrument. Certain of the Bank’s agreements with some of its derivative counterparties contain provisions where if a specified event or condition occurs that materially changes the Bank’s creditworthiness in an adverse manner, the Bank may be required to fully collateralize its obligations under the derivative instrument. The Bank has agreements with certain of its derivative counterparties that contain a provision where if the Bank fails to maintain its status as a well / adequate capitalized institution, then the Bank could be required to settle its obligation under the agreements.
As of March 31, 2010, the fair value of derivatives in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk, related to these agreements was $4.2 million. As of March 31, 2010, the Bank has minimum collateral posting thresholds with certain of its derivative counterparties and has posted collateral of $3.9 million against its obligations under these agreements.
The Bank also had commitments with customers to extend mortgage loans at a specified rate at March 31, 2010 and 2009 of $0.7 million and $75.1 million, respectively, and commitments to sell mortgage loans at a specified rate at March 31, 2010 and 2009 of $8.7 million and $120.9 million, respectively. The commitments are accounted for as a derivative and recorded at fair value. The Bank estimates the fair value of these commitments by comparing the secondary market price at the reporting date to the price specified in the contract to extend or sell the loan initiated at the time of the loan commitment. At March 31, 2010, the Corporation had commitments with a positive fair value of $248,000 and negative fair value of $18,000, the net amount which was recorded in other income on the consolidated statements of operations. At March 31, 2009, the Corporation had commitments with a positive fair value of $108,000 and a negative fair value of $463,000, the net amount which was recorded in other income on the consolidated statements of operations.

Note 12 — Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The Corporation determines the fair value of its financial instruments based on the fair value hierarchy. The Corporation maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Three levels of inputs are used to measure fair value. A financial instrument’s level within the fair value hierarchy is based on the lowest level of input significant to the fair value measurement.
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access at the measurement date.
Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets; quoted prices in markets that are not active for identical or similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 — Unobservable inputs that are supported by little or no market activity and significant to the fair value of the assets or liabilities that are developed using the reporting entities’ estimates and assumptions, which reflect those that market participants would use.
Assets and Liabilities Measured at Fair Value on a Recurring Basis
A description of the valuation methodologies used for financial instruments measured at fair value on a recurring basis, as well as the classification of the instruments pursuant to the valuation hierarchy, are as follows:
Securities Available for Sale
Securities classified as available for sale are reported using Level 1, Level 2 and Level 3 inputs. Level 1 instruments generally include equity securities valued based on quoted market prices in active markets. Level 2 instruments include U.S. government agency obligations, state and municipal bonds, mortgage-backed securities, collateralized mortgage obligations and corporate bonds. For these securities, the Corporation obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things. Level 3 instruments include certain collateralized debt obligations and collateralized mortgage obligations that were valued using a discounted cash flow model prepared by third party investment valuation specialists. All collateralized debt obligations were transferred into Level 3 during 2009 due to lack of observable inputs in the marketplace. See Note 3 — Investment Securities for additional information.
Residential Mortgage Loans Held for Sale
Residential mortgage loans originated and intended for sale in the secondary market are carried at estimated fair value. The Corporation estimates the fair value of mortgage loans held for sale using current secondary loan market rates. The Corporation has determined that the inputs used to value its mortgage loans held for sale fall within Level 2 of the fair value hierarchy.
Derivative Financial Instruments
The valuation of interest rate swaps is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves, foreign exchange rates, and implied volatilities. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

Although the Corporation has determined that the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by itself and its counterparties. However, as of March 31, 2010, the Corporation has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of its derivatives. As a result, the Corporation has determined that its derivative valuations in their entirety are classified in Level 2 of the fair value hierarchy.
The Corporation also has commitments with customers to extend mortgage loans at a specified rate and commitments to sell mortgage loans at a specified rate. These interest rate and forward contracts for mortgage loans originated and intended for sale in the secondary market are accounted for as derivatives and carried at estimated fair value. The Corporation estimates the fair value of the contracts using current secondary loan market rates. The Corporation has determined that the inputs used to value its interest rate and forward contracts fall within Level 2 of the fair value hierarchy.

Assets and liabilities measured at fair value on a recurring basis are summarized below.

	March 31, 2010
	Fair Value Measurement Using
	Quoted Prices in	Significant
	Active Markets for	Other	Significant
	Identical	Observable	Unobservable	Balance
	Assets/Liabilities	Inputs	Inputs	March 31,
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	2010

Assets

Investment securities available for sale:
Obligations of U.S. government agencies	$—	$502	$—	$502
Obligations of states and political subdivisions	—	212,416	—	212,416
Residential mortgage-backed securities	—	658,768	16,266	675,034
Trust preferred pools/ collateralized debt obligations	—	—	10,166	10,166
Corporate bonds	—	2,584	—	2,584
Equity securities	21,432	—	—	21,432

Total investment securities available for sale	21,432	874,270	26,432	922,134

Residential mortgage loans held for sale	—	7,810	—	7,810
Derivatives	—	3,766	—	3,766

Total assets	$21,432	$885,846	$26,432	$933,710

Liabilities
Derivatives	—	4,277	—	4,277

Total Liabilities	$—	$4,277	—	$4,277

	December 31, 2009
	Fair Value Measurement Using
	Quoted Prices in	Significant
	Active Markets for	Other	Significant
	Identical	Observable	Unobservable	Balance
	Assets/Liabilities	Inputs	Inputs	December 31,
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	2009

Assets

Investment securities available for sale:
Obligations of U.S. government agencies	$—	$503	$—	$503
Obligations of states and political subdivisions	—	220,260	—	220,260
Residential mortgage-backed securities	—	769,095	14,995	784,090
Trust preferred pools/ collateralized debt obligations	—	—	9,869	9,869
Corporate bonds	—	2,215	—	2,215
Equity securities	21,216	—	—	21,216

Total investment securities available for sale	21,216	992,073	24,864	1,038,153

Residential mortgage loans held for sale	—	37,885	—	37,885
Derivatives	—	3,102	—	3,102

Total assets	$21,216	$1,033,060	$24,864	$1,079,140

Liabilities
Derivatives	—	3,746	—	3,746

Total Liabilities	$—	$3,746	$—	$3,746

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)
The table below presents a reconciliation of assets measured at fair value on a recurring basis for which the Corporate has utilized significant unobservable inputs (Level 3).

		Trust preferred	Total Investment
	Residential	pools	Securities
(Dollars in thousands)	mortgage-backed	collateralized	Available for
Three months ended March 31, 2010	securities	debt obligations	Sale

Balance, January 1, 2010	$14,995	$9,869	$24,864
Transfers into Level 3	1,937	—	1,937
Total gains (losses) realized:
Included in earnings (1)	(578)	(659)	(1,237)
Included in other comprehensive income	1,468	956	2,424
Payments	(1,556)	—	(1,556)

Balance, March 31, 2010	$16,266	$10,166	$26,432

Total losses included in earnings from January 1, 2010 to March 31, 2010 related to assets still held at March 31, 2010	$(578)	$(659)	$(1,237)

Change in unrealized losses related to assets still held at March 31, 2010	1,468	956	2,424

		Trust preferred	Total Investment
	Residential	pools	Securities
(Dollars in thousands)	mortgage-backed	collateralized	Available for
Three months ended March 31, 2009	securities	debt obligations	Sale

Balance, January 1, 2009	$—	$3,149	$3,149
Transfers into Level 3	7,119	—	7,119
Total losses realized:
Included in earnings (1)	(153)	(990)	(1,143)
Included in other comprehensive income	—	—	—

Balance, March 31, 2009	$6,966	$2,159	$9,125

Total losses included in earnings from January 1, 2009 to March 31, 2009 related to assets still held at March 31, 2009	$(153)	$(990)	$(1,143)

(1)	The loss is reported in other-than-temporary impairment losses in the consolidated statements of operations.
Assets Measured at Fair Value on a Nonrecurring Basis
A description of the valuation methodologies and classification levels used for financial instruments measured at fair value on a nonrecurring basis are listed below. These listed instruments are subject to fair value adjustments (impairment) as they are valued at the lower of cost or market.

Impaired Loans
Impaired loans are evaluated and valued at the time the loan is identified as impaired, at the lower of cost or market value. Individually impaired loans are measured based on the fair value of the collateral for collateral dependent loans. The value of the collateral is determined based on an appraisal by qualified licensed appraisers hired by the Corporation or other observable market data which is readily available in the marketplace. Impaired loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly. At March 31, 2010, impaired loans had a carrying amount of $144.6 million with a valuation allowance of $21.6 million. Impaired loans with a carrying amount of $144.6 million were evaluated during the three months of 2010 using the practical expedient fair value measurement which resulted in an additional valuation allowance of $6.5 million as compared to December 31, 2009.
Certain assets measured at fair value on a non-recurring basis are presented below:

	Fair Value Measurement Using
	Quoted Prices in
	Active Markets	Significant Other	Significant
	for Identical	Observable	Unobservable	Balance
	Assets/Liabilities	Inputs	Inputs	March 31,
(Dollars in thousands)	(Level 1)	(Level 2)	(Level 3)	2010

Assets
Impaired loans	$—	$123,401	$—	$123,401

Disclosures about Fair Value of Financial Instruments
The Corporation discloses on an interim basis, the estimated fair value of its assets and liabilities considered to be financial instruments. For the Corporation, as for most financial institutions, the majority of its assets and liabilities are considered financial instruments. However, many such instruments lack an available trading market, as characterized by a willing buyer and seller engaging in an exchange transaction. Also, it is the Corporation’s general practice and intent to hold its financial instruments to maturity and not to engage in trading or sales activities, except for certain loans and investments. Therefore, the Corporation had to use significant estimates and present value calculations to prepare this disclosure.
Changes in the assumptions or methodologies used to estimate fair values may materially affect the estimated amounts. Also, management is concerned that there may not be reasonable comparability between institutions due to the wide range of permitted assumptions and methodologies in the absence of active markets. This lack of uniformity gives rise to a high degree of subjectivity in estimating financial instrument fair values.
Estimated fair values have been determined by the Corporation using the best available data and an estimation methodology suitable for each category of financial instruments. The estimation methodologies used at March 31, 2010 and December 31, 2009 are outlined below. The methodologies for estimating the fair value of financial assets and financial liabilities that are measured at fair value on a recurring or non-recurring basis are discussed in the fair value measurements section above. The estimated fair value approximates carrying value for cash and cash equivalents, accrued interest and the cash surrender value of life insurance policies. The methodologies for other financial assets and financial liabilities are discussed below:
Short-term financial instruments
The carrying value of short-term financial instruments including cash and due from banks, federal funds sold and securities purchased under agreements to resell, interest-bearing deposits in banks and other short-term investments and borrowings, approximates the fair value of these instruments. These financial instruments generally expose the Corporation to limited credit risk and have no stated maturities or have short-term maturities with interest rates that approximate market rates.
Investment securities held to maturity
The estimated fair values of investment securities held to maturity are based on quoted market prices, provided by independent third parties that specialize in those investment sectors. If quoted market prices are not available, estimated fair values are based on quoted market prices of comparable instruments.
Loans
The loan portfolio, net of unearned income, has been valued by a third party specialist using quoted market prices, if available. When market prices were not available, a credit risk based present value discounted cash flow analysis was utilized. The primary assumptions utilized in this analysis are the discount rate based on the LIBOR curve, adjusted for credit risk, and prepayment estimates based on factors such as refinancing incentives, age of the loan and seasonality. These assumptions were applied by loan category and different spreads were applied based upon prevailing market rates by category.

Deposits
The estimated fair values of demand deposits (i.e., interest and noninterest-bearing checking accounts, savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The fair value for certificates of deposit was calculated by an independent third party by discounting contractual cash flows using current market rates for instruments with similar maturities, using a credit based risk model. The carrying amount of accrued interest receivable and payable approximates fair value.
Long-term borrowings and subordinated debt
The amounts assigned to long-term borrowings and subordinated debt were based on quoted market prices, when available, or were based on discounted cash flow calculations using prevailing market interest rates for debt of similar terms.
The carrying and fair values of certain financial instruments were as follows:

	March 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
	(Dollars in thousands)
Cash and cash equivalents	$1,077,804	$1,077,804	$843,957	$843,957
Investment securities available for sale	922,134	922,134	1,038,153	1,038,153
Investment securities held to maturity	23,430	23,287	25,324	25,192
Residential mortgage loans held for sale	7,810	7,810	37,885	37,885
Loans and leases, net	2,770,808	2,692,869	2,888,873	2,798,773
Bank-owned life insurance	90,965	90,965	90,216	90,216
Time deposits	1,618,528	1,628,101	1,549,617	1,563,798
Long-term borrowings	666,234	702,692	679,889	716,120
Subordinated debt	93,851	62,787	93,828	36,756